                                                                    EXHIBIT 99.1


                            AMERICAN SOFTWARE, INC.
                          401(K) PROFIT SHARING PLAN

                Financial Statements and Supplemental Schedule

                          December 31, 2000 and 1999


                  (With Independent Auditors' Report Thereon)

                            AMERICAN SOFTWARE, INC.
                          401(K) PROFIT SHARING PLAN


                               Table of Contents

                                                                                         Page
Independent Auditors' Report                                                               3

Statements of Net Assets Available for Plan Benefits as of December 31,
    2000 and 1999                                                                          4

Statements of Changes in Net Assets Available for Plan Benefits -
    Years ended December 31, 2000 and 1999                                                 5

Notes to Financial Statements                                                              6

Schedule of Assets Held for Investment Purposes at End of Year -
    December 31, 2000                                                                     10

                         Independent Auditors' Report


The Plan Administrator and Trustee
American Software, Inc.
  401(k) Profit Sharing Plan:


We have audited the accompanying statements of net assets available for plan benefits of American Software, Inc. 401(k) Profit Sharing Plan (the "Plan") as of December 31, 2000 and 1999, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2000 and 1999, and the changes in net assets available for plan benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes at end of year as of December 31, 2000 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                                        KPMG LLP


Atlanta, Georgia
June 8, 2001

                            AMERICAN SOFTWARE, INC.
                          401(K) PROFIT SHARING PLAN

             Statements of Net Assets Available for Plan Benefits

                          December 31, 2000 and 1999

                                                                         2000              1999
                                                                    ------------       ------------
Assets:

  Investments:
    American Software, Inc. common stock                            $     36,882            348,250
    Mutual funds (note 3)                                             34,298,028         41,340,266
    Loans to participants                                                237,611            374,194
                                                                    ------------       ------------
          Total investments                                           34,572,521         42,062,710

  Employer contributions receivable                                       88,793             92,176
  Employee contributions receivable                                      123,066            163,696
                                                                    ------------       ------------
          Total assets                                                34,784,380         42,318,582
Liabilities - refundable excess contributions payable                       --              (57,198)
                                                                    ------------       ------------
          Net assets available for plan benefits                    $ 34,784,380         42,261,384
                                                                    ============       ============

See accompanying notes to financial statements.

                            AMERICAN SOFTWARE, INC.
                          401(k) PROFIT SHARING PLAN

             Statements of Net Assets Available for Plan Benefits

                          December 31, 2000 and 1999

                                                                                    2000           1999
                                                                                -----------    -----------
Additions to (depreciation of) net assets attributed to:
  Employer contributions                                                        $   406,619        434,967
  Employee contributions                                                          2,855,675      2,961,214
  Employee rollover contributions                                                   134,437        483,906
  Interest and dividends                                                          3,366,626      2,345,809
  Interest on loans to participants                                                  21,305         30,490
  Net (depreciation) appreciation in fair value of investments (note 6)          (8,226,204)     6,808,938
                                                                                -----------    -----------
                           Total (decreases) additions                           (1,441,542)    13,065,324
                                                                                -----------    -----------
Deductions from net assets attributed to:
  Benefits paid to participants                                                   6,019,404      3,297,222
  Administrative expenses                                                            16,058          5,686
                                                                                -----------    -----------
                           Total deductions                                       6,035,462      3,302,908
                                                                                -----------    -----------
                           Net change                                            (7,477,004)     9,762,416
Net assets available for plan benefits at beginning of year                      42,261,384     32,498,968
                                                                                -----------    -----------
Net assets available for plan benefits at end of year                           $34,784,380     42,261,384
                                                                                ===========    ===========

See accompanying notes to financial statements.

(1)    The Plan

       The following description of the American Software, Inc. 401(k) Profit Sharing Plan (the "Plan") provides only general information. Participants should refer to the Plan agreement, as restated and amended, for a more complete description of the Plan's provisions. The Company intends to continue the Plan but reserves the right to amend, modify, or restate the Plan from time to time and to suspend, terminate, or discontinue contributions under the Plan. If the Plan is terminated, benefits will be distributed in accordance with provisions of the Plan.

       (a)    General

              The Plan is a defined contribution plan covering all full-time employees of American Software, Inc. and its subsidiaries (the "Company"). In December 1997, the Plan was amended by changing the service requirement from one year of service to no service requirement. It is subject to certain provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The purpose of the Plan is to provide eligible employees of the Company a qualified retirement plan which meets the requirements of Section 401(k) of the Internal Revenue Code with respect to which contributions will be excluded from the employee's income.

       (b)    Contributions

              Participants may elect to contribute 1% to 15% of their annual compensation to the Plan (subject to the limitations of Section 401(k) of the Internal Revenue Code). The Company's profit sharing contribution to the Plan is determined at the discretion of the Board of Directors. Effective January 1, 1999, the Plan was amended whereby the Company makes matching contributions equal to 25% of the first 6% of eligible compensation contributed by the participant. In no event shall the annual contributions (i.e., participant and Company contributions) made with respect to a participant under all defined contribution plans maintained by the Company, together with forfeitures allocated to that participant, exceed the lesser of $30,000 or 25% of the participant's annual compensation. Participant contributions may be invested in one or more of the investment options available under the Plan.

       (c)    Participant Rollovers

              Employees are allowed, under the provisions of the Plan, to transfer to the Plan account balances from other eligible retirement plans with the consent of the plan administrator and provided that the transfer will not jeopardize the tax-exempt status of the Plan.

       (d)    Participant Accounts

              Each participant's account is credited with the participant's contribution, if any, and an allocation of (a) the Company's contribution, if any, and (b) Plan earnings (loss). Allocations are based on participant earnings or account balances, as defined. Forfeitures of terminated participants' nonvested accounts are retained in the Plan and used to reduce future Company contributions.

       (e)    Vesting

              Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Vesting in the remainder of their accounts is based on years of continuous service. For employer matching contributions, participants vest 25% per year after years one, two, and three, and are 100% vested after four years of credited service. For employer profit sharing contributions, participants vest 20% per year after years two, three, four, and five and are 100% vested after six years of credited service.

              Although it has not expressed any intent to do so, the Company has the right to terminate the Plan at any time, subject to the provisions of ERISA. In the event of Plan termination, participants become 100% vested in their accounts.

       (f)    Payment of Benefits

              Upon termination of service, retirement, or reaching age 59-1/2, a participant may elect to receive either a lump-sum amount equal to the value of his or her account or a series of approximately equal installments for a specified period of time not exceeding the participant's life expectancy if the account exceeds $5,000. The Plan also provides for death benefits to the participant's beneficiary equal to the amount in the participant's account and disability benefits to the participant equal to the amount in the participant's account if the participant becomes totally and permanently disabled. In addition, the Plan provides for hardship withdrawals as defined in the Plan.

       (g)    Participant Loans

              The Plan provides for loans against a participant's account from $1,000 to $50,000 but limited to 50% of the participant's account balance. Participants can apply for one loan per year and are limited to one loan outstanding. Loans bear interest at a rate determined by the Plan. Loans are repayable over a five-year period unless for the purchase of a principal residence which is repayable over a 10-year period. Loans are repayable upon death, disability, or termination of employment.


(2)    Summary of Significant Accounting Policies

       (a)    Basis of Accounting

              The accounts are maintained, and the accompanying financial statements are presented, on the accrual basis of accounting.

       (b)    Investment Valuation and Income Recognition

              Investments in American Software, Inc. common stock and mutual funds are carried at fair value as determined by the Trustee of the Plan based primarily on the latest nationally quoted market prices. Loans to participants are interest-bearing and stated at cost, which based on discounted cash flows, approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.
        (c)   Payment of Benefits

              Benefits are recorded when paid.

       (d)    Use of Estimates

              Management of the Plan has made a number of estimates and assumptions relating to the reporting of assets, liabilities and changes therein, and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates and assumptions.


(3)    Investments

       The fair values of investments that represent 5% or more of the Plan's net assets are as follows:

                                                                                  December 31,
                                                                       ----------------------------------
                                                                           2000                  1999
                                                                       ------------         -------------
           Mutual Funds:
               Fidelity Retirement Government Money Market              $3,095,778            3,653,561
               Fidelity Blue Chip Growth                                 9,226,590           10,701,095
               Fidelity Magellan                                         5,647,647            6,875,430
               Fidelity Fund                                             4,509,911            5,690,244
               Fidelity Capital Appreciation                             2,164,550            2,674,714
               Fidelity OTC Portfolio                                    4,009,302            5,187,869


(4)    Income Tax Status

       The Plan has obtained a determination letter from the Internal Revenue Service stating that the Plan qualifies under the appropriate section of the Internal Revenue Code ("IRC") and, therefore, is not subject to tax under present income tax law. Once qualified, the Plan sponsor is required to operate in conformity with the IRC to maintain its qualification. The Plan sponsor believes that the Plan continues to qualify and to operate as designed.


(5)    Administrative Expenses

       Substantially all legal, accounting, and administrative fees related to the Plan are paid by the Company. Administrative expenses paid by the Plan represent fees paid to the trustee for trust services.

(6)    Net (Depreciation) Appreciation in Fair Value of Investments

       Investments held by the Plan had net (depreciation) appreciation in fair value during the years ended December 31, 2000 and 1999 as follows:

                                                                      2000            1999
                                                                   -----------     ----------
               American Software, Inc. common stock                $  (205,914)       276,176
               Mutual funds                                         (8,020,290)     6,532,762
                                                                   -----------     ----------
                                                                   $(8,226,204)     6,808,938
                                                                   ===========     ==========

       The change in fair value of American Software, Inc. common stock is primarily attributable to net (depreciation) appreciation.

                            AMERICAN SOFTWARE, INC.
                          401(K) PROFIT SHARING PLAN

        Schedule of Assets Held for Investment Purposes at End of Year
                               December 31, 2000

                                                          Description of                        Current
                Identity of issue                           investment                           value
---------------------------------------------   ---------------------------------     -----------------------------
Common stock:
   *American Software, Inc.                                        26,794 shares      $                   36,882
                                                                                      -----------------------------

Mutual funds:
   *Fidelity Fund                                              137,665.166 units                       4,509,911
   *Fidelity Magellan                                           47,339.872 units                       5,647,647
   *Fidelity Intermediate Bond                                 132,961.342 units                       1,334,932
   *Fidelity OTC Portfolio                                      97,668.749 units                       4,009,302
   *Fidelity Overseas                                           25,885.206 units                         889,675
   *Fidelity Capital Appreciation                               97,370.670 units                       2,164,550
   *Fidelity Blue Chip Growth                                  179,052.792 units                       9,226,590
   *Fidelity Asset Manager Portfolio                            67,575.626 units                       1,136,622
   *Fidelity International Bond                                 25,771.425 units                         215,449
   *Fidelity Retirement Government
        Money Market                                         3,095,777.770 units                       3,095,778
   *Fidelity Real Estate Investment
      Trust                                                     11,154.162 units                         206,352
   *Fidelity Contrafund                                         10,866.932 units                         534,327
   *Fidelity Small Capital Stock                                20,076.243 units                         325,837
   *Fidelity Europe Capital
      Appreciation                                              19,286.993 units                         370,117
   *Fidelity Latin American                                        739.346 units                           9,656
   *Fidelity Southeast Asia                                      3,013.547 units                          34,445
   *Fidelity Balanced                                            9,768.325 units                         148,381
     Morgan Stanley Emerging
        Market Portfolio                                         7,232.418 units                          81,437
   *Fidelity Japan                                               9,309.710 units                         128,008
     Invesco High Yield                                         44,904.319 units                         229,012
                                                                                      -----------------------------
                            Total mutual funds                                                        34,298,028
                                                                                      -----------------------------
Loans to participants:
   American Software Loan Fund                     Loans with terms of 5-10
                                                   years with interest rates
                                                   ranging from 9.25% to 10.00%                          237,611
                                                                                      -----------------------------

     Total investments                                                                $               34,572,521
                                                                                      =============================

*Represents a party-in-interest to the Plan.
See accompanying independent auditors' report.